For Immediate Release

AMERICAN COASTAL INSURANCE CORPORATION

Declares special cash dividend of $0.75 per share.

ST. PETERSBURG, Fla. – December 1, 2025: American Coastal Insurance Corporation (Nasdaq Ticker: ACIC) (“the Company”, “American Coastal” or “ACIC”), the insurance holding company of American Coastal Insurance Company (“AmCoastal”), announced today that its Board of Directors declared a special cash dividend of $0.75 per share of common stock outstanding, payable on January 9, 2026 to shareholders of record on January 2, 2026.

About American Coastal Insurance Corporation:

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of “A”, ‘Exceptional’ from Demotech, and maintains an “A-” insurance financial strength rating with a Positive outlook by Kroll. ACIC maintains a ‘BBB-’ issuer rating with a Positive outlook by Kroll.

Contact Information:

Alexander Baty

Vice President, Finance & Investor Relations, American Coastal Insurance Corporation

investorrelations@amcoastal.com

(727) 425-8076

Karin Daly

Investor Relations, Vice President, The Equity Group

kdaly@theequitygroup.com

(212) 836-9623